EXHIBIT 99
CONTACT: Richard C. Baylor
President/CEO
740-435-2020
PRESS RELEASE
Date of Release: July 26, 2006
GOODYEAR NAMED TO CAMCO FINANCIAL AND ADVANTAGE BANK
BOARD OF DIRECTORS
Cambridge, Ohio – [NASDAQ symbol: “CAFI”] Camco Financial Corporation, parent company of Advantage Bank, has announced the appointment of Edward D. Goodyear to the Board of Directors of Camco and Advantage Bank. Richard C. Baylor, President and CEO of Camco and Advantage Bank made the announcement.
Goodyear has served, since 1999, as Treasurer of The Dispatch Printing Company, publisher of The Columbus Dispatch, and it’s affiliated companies with responsibility for cash management, investments, risk management and tax compliance. Affiliates of The Dispatch include WBNS-TV, WBNS Radio, The Ohio News Network and This Week community newspapers. He joined the Dispatch in 1974 and has functioned in a number of accounting, tax and finance roles. Prior to joining The Dispatch he was employed by Peat, Marwick, Mitchell and Co, now known as KPMG LLP.
Goodyear earned a Bachelor of Science in Business Administration at The Ohio State University in 1969 and became a Certified Public Accountant in 1971. Active in community affairs, Goodyear is on the Board of the American Red Cross of Ohio of Greater Columbus, a current Board Member and Treasurer of the Salesian Boys and Girls Club of Columbus, Ohio and is the Treasurer and Farm Manager of Agricultural Lands, Inc., a farming operation with farmland in Madison and Fayette counties. Goodyear previously served on the Board of Directors of the Citizens Bank of London, is a past officer and Director of the London Jaycees, past Board Member and President of St. Patrick’s School and a past President of St. Patrick’s Parish Council. He resides in London, Ohio with his wife Michele.
Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 29 offices in 22 communities in Ohio, Kentucky and West Virginia.
Additional information about Camco Financial Corporation may be found on Camco’s web site: www.advantagebank.com.

4